Exhibit 8.1

Tax Opinion of Davis Graham & Stubbs LLP

[DGS Letterhead]

November 5, 2013

Royal Hawaiian Orchards, L.P.

688 Kinoole Street, Suite 121

Hilo, Hawaii  96720

Ladies and Gentlemen:

We have acted as tax counsel to Royal Hawaiian Orchards, L.P. (the “Partnership”) in connection with the issuance of non-transferable subscription rights (the “Subscription Rights”)to purchase Depositary Units representing Class A units of limited partnership interests (the “Depositary Units”) and the Depositary Units deliverable upon exercise of the Subscription Rights pursuant to the Registration Statement on Form S-1 of the Partnership (the “Registration Statement”).  In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the prospectus included in the Registration Statement (the “Prospectus”).  Capitalized terms used and not otherwise defined herein are used as defined in the Prospectus.

The Discussion, subject to the qualifications, limitations and assumptions stated in the Prospectus and herein, and based upon the representations set forth in the Discussion, constitutes our opinion as to the material U.S. federal income tax consequences of the issuance and exercise of Subscription Rights and the ownership of Depositary Units delivered upon such exercise.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.  This opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement.  In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or any court.  In addition, we must note that our opinion represents merely our legal judgment on the matters presented and that others may disagree with our conclusions.  There can be no assurance that the Internal Revenue Service will not take a contrary position or, if litigated, that a court would agree with our opinion with respect to the conclusions expressed in the Discussion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP